EX10.77
June 24, 2013

Mr. Robert Gargus

Re: Resignation Letter Agreement

Dear Bob:

The intent of this letter agreement (“Agreement”) is to fully and finally set forth our mutual agreement regarding the voluntary resignation of your employment with Applied Micro Circuits Corporation (including its direct and indirect subsidiaries, “AppliedMicro” or the “Company”) and your continuing obligations following such resignation, including the entry by you and the Company into an advisory services agreement effective as of the resignation date (“Services Agreement”). To the extent the express terms of this Agreement are different from those set forth in your employment letter agreement with AppliedMicro dated September 14, 2005 (the “Employment Agreement”), the Employment Agreement will be deemed modified and amended; otherwise all terms of the Employment Agreement remain in full force and effect.

You have the right to consult with an attorney before signing this document. You have up to twenty-one (21) days from the date of receipt of this Agreement to consider it. After signing this Agreement, you may revoke it within seven (7) days. The Agreement will become effective on the eighth day after you sign it.

Separation Date. By mutual agreement, your employment and officer positions with AppliedMicro will terminate on June 24, 2013 (the “Separation Date”), which will be the effective date of your resignation from AppliedMicro and the commencement date of your Services Agreement. You have informed the Company you currently intend to treat your resignation as a retirement. AppliedMicro’s public disclosure on Form 8-K of the terms of your departure will include a reference to your retirement. You will be provided with the opportunity to review and comment upon the wording of the Form 8-K prior to its filing, although the Company reserves sole control over the final wording and filing date of the disclosure. The Company does not currently intend to issue a press release announcing your departure (although it reserves the right to do so in its sole discretion).

You will continue to be paid all regular base salary through the Separation Date. Taxes and other legally required deductions will be withheld from these salary payments. Outstanding accrued PTO, if any, will be fully paid out on the Separation Date. In addition, (a) the options to purchase shares of AppliedMicro Common Stock (“Option Shares”) granted to you under the Applied Micro 2002 Equity Incentive Plan and the stock option agreements between you and the Company (collectively, the “Option Agreements”), and (b) the restricted stock units (“RSUs”) granted to you under the Applied Micro 2011 Equity Incentive Plan and the RSU award agreements between you and the Company (collectively, the “RSU Agreements”), will continue to vest in accordance with their terms through the Separation Date.

You agree to submit all expense reimbursement requests to the Company within thirty (30) days after the Separation Date, which the Company will process in accordance with its standard procedures. All amounts contributed by you to the AMCC Deferred Compensation Plan (the “deferred Comp Plan”), including severance amounts payable under this Agreement, will be subject to and governed by the terms and conditions of the Deferred Comp Plan and your annual enrollment forms submitted under the Plan, including your enrollment form dated December 14, 2012.

Subject to and in partial consideration for your signing the Services
Agreement and a release agreement as described below, on the eighth (8th) day following the date you sign this Agreement (and provided you have not rescinded it) you will receive the following benefits (collectively, the “Separation Date Benefits”):

(i)	a cash severance payment in the amount of $320,000, payable by the Company on a pre-tax basis into your Deferred Comp Plan account in accordance with the terms and conditions thereof;

(ii)	twelve (12) full months (measured from the Separation Date)of vesting acceleration of your time-based Option Shares (i.e., 13,475 options exercisable at $11.86 per share);

(iii)	four (4) full quarters (measured from the Separation Date) of vesting acceleration of your time-based RSUs (i.e., 10,150 RSUs);

(iv)	fifteen (15) full months (measured from the Separation Date) of Option Shares exercise extension period;

(v)
twelve (12) full months (expiring June 30, 2014) of extended health insurance coverage, which will consist of the same coverage extended to you and your dependants as of immediately before your resignation and including Execucare coverage; and

(vi)
you will be permitted to keep the Macintosh laptop, iPhone and iPad previously issued to you by the Company, subject to their being wiped of AppliedMicro proprietary information (to the Company’s satisfaction), and the Company will continue to pay or reimburse you for your iPhone telephone charges for a period of sixty (60) days following the Separation Date (at a rate not to exceed your prior average billing rates).

In addition, for so long as you treat your resignation as a bona fide retirement, you will be eligible under AppliedMicro’s Retiree Medical Benefits Policy to extended health insurance coverage (at your cost)until age 65, subject to your compliance with the terms and conditions of such Policy.

The parties’ agreement above regarding the resignation of your employment on the Separation Date will not trigger or otherwise give rise to any additional vesting acceleration or severance payment provisions set forth in the Option Agreements, the RSU Agreements, or the Company’s Executive Severance Benefit Plan or any other severance payment obligations.

Releases. In partial exchange for receiving the compensation described above, you agree to sign and deliver to the Company on the date hereof the Release Agreement attached as Exhibit A hereto.

Post-Employment Obligations. Each of your duties and obligations set forth in the Inventions, Confidentiality and Trade Secrets Agreement dated October 10, 2005 between you and the Company (the “Inventions Agreement”) shall survive the Separation Date and the termination of your employment in accordance with the terms of such agreement.

Wages, Benefits & Insurances Cease. Following the expiration of your 12-months extended health insurance coverage described above, you may have the right to further extend your health insurance at your cost under the COBRA or Cal-COBRA law. (You will be notified of your COBRA rights in a separate written communication.) Other than the Separation Date Benefits and other compensation expressly set forth in this Agreement, you will receive no other wages, insurances, bonuses, commissions, vacation pay, benefits, or other monies or benefits from the Company for your employment through the Separation Date, and you agree that you are entitled to no other wages, benefits, severance payments, insurances, bonuses, commissions, vacation pay or other monies of any kind or nature from the Company, except as expressly provided herein.

Common Stock. As of the Separation Date, and giving effect to the vesting acceleration described above, you will have approximately 300,323 vested and exercisable Option Shares and zero unvested Option Shares granted under the Option Agreements and approximately 227,250 unvested RSUs (including both time-based and performance-based) granted under the RSU Agreements, in each case without giving effect to any stock splits or consolidations. These figures are subject to verification by Stock Administration. Except as specifically amended or superseded by this Agreement, all other terms of the Option Agreements and RSU Agreements remain in full force and effect. Your vested Option Shares may be exercised up to 15 months after the Separation Date, in accordance with and subject to this Agreement and the other applicable terms and conditions of the Option Agreements.

Nondisparagement. You acknowledge, confirm and agree to abide by the nondisparagement covenant set forth in Section 8.4 of the Services Agreement. In addition, Paramesh Gopi agrees not to make any derogatory or adverse statements, written or oral, regarding you to anyone.

Confidentiality. You agree that all matters relating to this Agreement and the Services Agreement are confidential and subject to the nondisclosure provisions of the Inventions Agreement and Section 4 of the Services Agreement. You agree that the terms and conditions of this Agreement and the Services Agreement are unique to you and confirm that you have not and will not disclose such terms and conditions to any person or entity with the sole exception of your attorneys, spouse, financial advisor and tax authorities. You specifically agree not to discuss such terms and conditions with any existing or former employees of the Company (other than the CEO, CFO, GC and VP of HR), or any stockholders or customers of the Company of which you are aware. Any breach of this section or the nondisparagement section above may be treated by the Company as a material breach of the Services Agreement.

Dispute Resolution. You and the Company agree that any dispute between you (including any claims you may have against any officer, director or employee of the Company or any subsidiary thereof), including without limitation any dispute arising directly or indirectly out of the matters described in this letter agreement shall be resolved by final and binding arbitration pursuant to and in accordance with the Arbitration Agreement entered into between you and the Company, a copy of which is attached hereto as Exhibit B.

General Provisions. Upon the mutual execution and delivery of this Agreement and the Services Agreement, the Company will reimburse you for your actual expenses incurred in reviewing and finalizing these documents, not to exceed an aggregate of one thousand dollars ($1,000). This Agreement will be governed pursuant to the laws of the State of California. This Agreement (together with the Services Agreement) constitutes the entire understanding of the parties on the subjects covered, and cannot be modified except in writing and executed by you and the Chief Executive Officer of Applied Micro. Your signature below expressly warrants that you have read and fully understand this Agreement, and that you have had the opportunity to consult legal counsel of your own choosing. You are not executing this Agreement in reliance on any promises, representations or inducements other than those in this document and you are doing so voluntarily, free of any coercion. Should any provision of this Agreement be held invalid or illegal, such invalidity or illegality will not invalidate the whole of this Agreement, but, rather, the Agreement will be construed as if it did not contain the invalid or illegal part (and, where applicable, enforcing each provision to the maximum extent deemed valid and legal) and the rights and obligations of the parties will be construed and enforced accordingly.

Sincerely,

Applied Micro Circuits Corporation
___________________________________________        _____________________
Name: __________________________________          Date
Title: ____________________________________

Accepted & Agreed:

/s/ Robert Gargus
Robert     Gargus                 Date

EXHIBIT A
RELEASE AGREEMENT

RELEASE AGREEMENT
I understand and agree completely to the terms set forth in the Resignation Letter Agreement dated effective June 24, 2013 (the “Letter Agreement”).

I understand that this Release, together with the Letter Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

In exchange for the consideration to be provided to me under the Letter Agreement to which I am not otherwise entitled, I hereby generally and completely release Applied Micro Circuits Corporation and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (2) any rights which are not waivable as a matter of law; or (3) my rights to enforce the terms and conditions of the Letter Agreement (including the Services Agreement described therein). In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have 21 days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than 21 days following the date it is provided to me, and I must not revoke it thereafter.

EMPLOYEE

____/S/ ROBERT GARGUS___________
Name: _ROBERT GARGUS____________________
DATE: __________________________________